Exhibit 99.1
Amedica Regains Compliance with NASDAQ Listing Requirements and Announces Capitalization Improvements
Company Completes Share Consolidation and Improves Key Operational Metrics

SALT LAKE CITY, February 9, 2016 - Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, is pleased to announce that it has regained compliance with NASDAQ’s minimum bid price requirement. On February 8, 2016, the Company received a letter from the NASDAQ Listing Qualifications department stating that because the Company’s closing bid price of its common shares has been at $1.00 per share or greater for 10 consecutive trading days, the Company has regained compliance with the minimum bid price requirement under Listing Rule 5450(a)(1).

Additionally, Amedica provided select preliminary 2015 year-end financial results. The Company has made significant advancements in its ongoing initiative toward improving its capitalization table, capitalization, and operational structure. The Company anticipates that its full year 2015 financials will represent a positive trajectory change in its fourth quarter sales, resulting in annual sales finishing the year at the high end of the Company’s previously stated guidance of $19.0-$19.5 million. The Company also expects to report operational cash burn reductions in excess of 30% as compared to the prior year period. As of February 9, 2016, the Company has approximately 11.3 million shares of common stock outstanding and approximately 12.2 million shares on a fully diluted basis.

"2015 was transformative for Amedica," said Dr. Sonny Bal, Chairman and CEO. “We were able to resolve the variability in our capitalization table and consolidate our share structure along with positioning ourselves to continue the trajectory from our fourth-quarter sales into 2016. We’ve built strong momentum during the second half of 2015 to become a leading biomaterials company focused on commercialization and development of our silicon nitride ceramic biomaterial for spine, hip, knee, dental and other applications. Our performance reflects the strength of our hybrid sales model, a commitment to continued innovation, and the competitive advantage of our research and development team. We are seeing solid results from our investment in innovation, a newly energized sales force, and a re-engagement with the medical and surgical community."

2016 Preliminary Outlook
The Company anticipates a continued decrease in annual operational cash burn in 2016, improving an additional 40-50% from prior-year levels. Also, the Company expects to finalize agreements with four additional private-label or OEM partners, as well as providing three new spine solution offerings - a composite cervical interbody fusion device, an enhanced lateral lumber interbody solution, and a next-generation cannulated pedicle screw system.

These preliminary, unaudited financial results regarding the Company’s 2015 annual sales and operational cash burn reductions for the year ending December 31, 2015, are based on current expectations and are subject to quarter-end closing adjustments, as actual results may differ. The Company intends to report complete fourth-quarter and full-year 2015 financial results in early March.

Dr. Bal continued, “Management is also pleased to announce that we’ve passed the administrative review process on our 510(k) submission to the FDA for our novel silicon nitride composite interbody fusion device. We’re currently in the clinical review process with the FDA and have recently received questions regarding our 24-month clinical data. We hope to provide another update in the near future regarding our responses to the FDA questions. Going forward, Amedica will continue our unrelenting focus on innovation, improving operational efficiencies and scaling our hybrid sales model to deliver enhanced value for our shareholders, while continuing to transform healthcare with our revolutionary silicon nitride technology platform.”

About Amedica Corporation
Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world's largest ceramic manufacturers. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include, but are not limited to, the Company’s anticipation that its full year 2015 financials will represent a positive trajectory change in its fourth quarter sales, resulting in annual sales finishing the year at the high end of the Company’s previously stated guidance of $19.0-$19.5 million, and that the Company expects to report operational cash burn reductions in excess of 30% as compared to the prior year period. Other forward-looking statements include the Company’s anticipation of a continued decrease in annual operational cash burn in 2016, that the Company expects to finalize agreements with four additional private-label or OEM partners, provide three new spine solution offerings and the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica's future performance, financial results, business operations and acceptance of its technology platform. Statements relating to Amedica's market opportunities, growth, future products, market acceptance of its products, sales and financial results and similar statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:
Mike Houston
VP, Commercialization
801-839-3534
IR@amedica.com

Robert Haag
IRTH Communications
866-976-4784
amda@irthcommunications.com